Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 27, 2017 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $39.6 million, or $0.14 per diluted share, for the three months ended June 30, 2017, compared to $46.0 million, or $0.16 per diluted share, for the three months ended March 31, 2017, and $45.1 million, or $0.15 per diluted share, for the three months ended June 30, 2016.

For the six months ended June 30, 2017, net income totaled $85.7 million, or $0.29 per diluted share, compared to $89.8 million, or $0.29 per diluted share, for the six months ended June 30, 2016.

Kevin Cummings, President and CEO commented, “Our core business remains strong, however, this quarter’s results were impacted by a $7.2 million increase in professional fees primarily related to BSA/AML remediation efforts. Resolving these matters continues to be a top priority.”

Mr. Cummings continued, “We continue to grow and diversify our loan portfolio and were pleased with deposit growth, which helped to improve our loan to deposit ratio.” Mr Cummings also commented on the quarter’s increase in non-accrual loans, “Over 50% of the increase in non-accrual loans is attributed to a previously disclosed $48 million single relationship that is well-secured.”

The Company also announced today that its Board of Directors declared a cash dividend of $0.08 per share to be paid on August 25, 2017 for stockholders of record as of August 10, 2017.

Performance Highlights

•	Total assets increased $427.4 million, or 1.8%, to $24.32 billion at June 30, 2017, from $23.89 billion at March 31, 2017.

•
Net loans increased $359.9 million, or 1.9%, to $19.62 billion at June 30, 2017 from $19.26 billion at March 31, 2017. During the three months ended June 30, 2017, we originated $962.4 million in loans.

•
Total deposits increased $666.0 million, or 4.3%, from $15.38 billion at March 31, 2017 to $16.04 billion at June 30, 2017. Core deposits (savings, checking and money market) represented approximately 80% of total deposits as of June 30, 2017 compared to 78% at June 30, 2016.

•	Net interest income for the three months ended June 30, 2017 was $167.1 million, a 6.2% increase compared to the three months ended June 30, 2016.

•
During the three months ended June 30, 2017, the Company repurchased 1.8 million shares of its outstanding common stock for approximately $24.6 million. As of June 30, 2017, the Company had approximately 20 million shares remaining under its current repurchase plan.

Financial Performance Overview - Second Quarter 2017

For the second quarter of 2017, net income totaled $39.6 million, a decrease of $6.4 million as compared to the first quarter of 2017 and a decrease of $5.5 million as compared to the second quarter of 2016. The changes in net income on both a sequential and year over year quarter basis are highlighted below.

The net interest margin decreased 8 basis points to 2.87% for the three months ended June 30, 2017 from 2.95% for the three months ended March 31, 2017, primarily driven by increased deposit and borrowing costs. Net interest margin in the first quarter of 2017 included a TruPS security liquidation which positively impacted the first quarter margin by approximately 3 basis points.

Net interest income was consistent with the first quarter of 2017. Changes within interest income and expense categories are as follows:

•
An increase in total interest expense of $5.5 million primarily attributable to rising deposit and borrowing costs, as well as an increase in the average balance of total interest-bearing liabilities of $536.1 million, or 3.0% to $18.43 billion. The weighted average cost of interest-bearing liabilities for the three months ended June 30, 2017 increased 9 basis points to 1.05%.

•
An increase in interest and dividend income of $5.4 million, or 2.6%, to $215.5 million as compared to the first quarter of 2017 primarily attributed to commercial loan growth, as well as a 3 basis point increase of the weighted average loan yield to 3.98%, primarily driven by higher average yields on new loan origination volume, partially offset by the increase in non-accrual loans.

•	Prepayment penalties, which are included in interest income, totaled $3.1 million for the three months ended June 30, 2017 as compared to $3.2 million for the three months ended March 31, 2017.

On a year over year basis, net interest income increased by $9.8 million, or 6.2%, in the second quarter of 2017, as compared to the second quarter of 2016 due to:

•
An increase in interest and dividend income of $20.5 million, or 10.5%, to $215.5 million as a result of a $2.23 billion increase in the average balance of net loans from continued loan origination growth, partially offset by the weighted average yield on net loans decreasing 12 basis points to 3.98% with prepayment penalty declines and the impact of the increase in non-accrual loans.

•	Prepayment penalties, which are included in interest income, totaled $3.1 million for the three months ended June 30, 2017, as compared to $5.9 million for the three months ended June 30, 2016.

•
An increase in total interest expense of $10.8 million was primarily attributed to an increase in the average balance of total borrowed funds of $1.37 billion, or 38.0%, to $4.98 billion for the three months ended June 30, 2017 and an increase in the average balance of interest-bearing deposits of $1.05 billion, or 8.4%, to $13.45 billion. The weighted average cost of interest-bearing liabilities increased 11 basis points to 1.05% for the three months ended June 30, 2017.

The net interest margin decreased 17 basis points year over year to 2.87% for the three months ended June 30, 2017 from 3.04% for the three months ended June 30, 2016 with approximately 5 basis points of the decrease being driven by lower prepayment penalties.

Total non-interest income decreased by $383,000 to $9.3 million for the three months ended June 30, 2017 compared to the three months ended March 31, 2017 primarily driven by a decrease in gain on securities transactions of $1.2 million, partially offset by an increase in income on bank owned life insurance of $441,000.

Compared to the second quarter of 2016, total non-interest income decreased $2.1 million primarily driven by a decrease in gain on securities transactions of $1.6 million.

Total non-interest expenses were $106.3 million for the three months ended June 30, 2017, an increase of $6.7 million, or 6.7%, as compared to the first quarter of 2017. For the three months ended June 30, 2017, professional fees increased $7.2 million, largely attributable to our bank secrecy act and anti-money laundering (“BSA”) remediation efforts. Excluding the impact of BSA-related professional fees, non-interest expenses totaled $96.7 million for the three months ended June 30, 2017 compared to $96.4 million for the three months ended March 31, 2017. Advertising and promotional expenses increased $2.4 million due to our current advertising campaigns. These increases were partially offset by compensation and fringe benefits which decreased $3.4 million due to lower incentive and pension accruals in the second quarter of 2017 as compared to the first quarter of 2017 as well as lower medical costs.

Compared to the second quarter of 2016, total non-interest expenses increased $15.3 million, or 16.8%, year over year. For the three months ended June 30, 2017, professional fees increased $9.8 million largely attributable to our BSA remediation efforts. Excluding the impact of BSA-related professional fees, non-interest expenses increased 6.3% for the three months ended June 30, 2017 compared to the three months ended June 30, 2016. Additionally, advertising and promotional expenses increased $2.1 million due to our current advertising campaigns.

Income tax expense was $24.5 million for the three months ended June 30, 2017, $27.2 million for the three months ended March 31, 2017 and $27.6 million for the three months ended June 30, 2016.

Financial Performance Overview - Six Months of 2017

Net income decreased by $4.2 million year over year to $85.7 million for the six months ended June 30, 2017. The change in net income year over year is the result of the following:

Net interest income increased by $22.3 million, or 7.2%, as compared to the six months ended June 30, 2016 due to:

•
Total interest and dividend income increased by $38.5 million, or 10.0%, to $425.6 million for the six months ended June 30, 2017 as compared to the six months of 2016, primarily attributed to growth in the commercial loan portfolio. This increase was partially offset by a 15 basis point decrease of the weighted average loan yield to 3.96% impacted partially by the decrease in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $6.2 million for the six months ended June 30, 2017, as compared to $10.6 million for the six months ended June 30, 2016.

•
Total interest expense increased by $16.2 million, or 21.6%, to $91.4 million for the six months ended June 30, 2017, as compared to the six months of 2016. The increase was primarily attributed to an increase in the average balance of total interest-bearing liabilities of $2.33 billion, or 14.7%, to $18.16 billion for the six months ended June 30, 2017. In addition, the weighted average cost of interest-bearing liabilities increased 6 basis points to 1.01% for the six months ended June 30, 2017.

The net interest margin decreased 14 basis points to 2.91% for the six months ended June 30, 2017 from 3.05% for the six months ended June 30, 2016, with approximately 4 basis points of the decrease being driven by lower prepayment penalties.

Total non-interest income was $19.0 million for the six months ended June 30, 2017, a decrease of $1.2 million, or 5.7%, as compared to the six months of 2016 primarily driven by a decrease of $1.8 million in gain on securities transactions for the six months ended June 30, 2017.

Total non-interest expenses were $205.8 million for the six months ended June 30, 2017, an increase of $27.7 million, or 15.5%, as compared to the six months of 2016. Professional fees increased $13.2 million for the six months ended June 30, 2017 as compared to the six months of 2016, largely attributable to BSA remediation efforts and the continued risk management infrastructure enhancements. Excluding the impact of BSA-related professional fees, total non-interest expenses totaled $193.1 million for the six months ended June 30, 2017. Compensation and fringe benefits increased $5.7 million for the six months ended June 30, 2017 as a result of additions to our staff to support continued growth and infrastructure, especially in our risk management area, as well as normal merit increases, partially offset by lower incentive and pension accruals in the second quarter of 2017 as well as lower medical costs. Advertising and promotional expenses increased $2.5 million due to our current advertising campaigns. Federal insurance premiums increased $2.4 million for the six months ended June 30, 2017.

Income tax expense was $51.7 million for the six months ended June 30, 2017 compared to $54.1 million for the six months ended June 30, 2016.

Asset Quality

Our provision for loan losses was $6.0 million for the three months ended June 30, 2017, compared to $4.0 million for the three months ended March 31, 2017 and $5.0 million for the three months ended June 30, 2016. For the three months ended June 30, 2017, net charge-offs were $6.9 million compared to $1.5 million for the three months ended March 31, 2017 and $1.3 million for the three months ended June 30, 2016. Our provision for loan losses was $10.0 million for both the six months ended June 30, 2017 and the six months ended June 30, 2016. For the six months ended June 30, 2017, net charge-offs were $8.3 million compared to $8.2 million for the the six months ended June 30, 2016.

Our provision for the three months and six months ended June 30, 2017 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; and the level of non-accrual loans and charge-offs.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans increased to $177.4 million, or 0.89% of total loans, at June 30, 2017 compared to $87.1 million, or 0.45% of total loans, at March 31, 2017 and $94.3 million, or 0.50% of total loans, at December 31, 2016. Of the $90.3 million increase, 85% of this increase was driven by three commercial relationships. Approximately $48.1 million of the increase was attributed to a single relationship that is well-secured, which was previously disclosed as a potential problem loan. We continue to proactively and diligently resolve our troubled loans.

At June 30, 2017, there were $47.9 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.2 million were residential and consumer loans, $18.9 million were commercial real estate loans, $1.6 million were commercial and industrial loans and $243,000 were multi-family loans. TDRs of $11.7 million were classified as accruing and $36.2 million were classified as non-accrual at June 30, 2017.

The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	86	$14.2	103	$29.2	116	$27.1	110	$18.9	131	$24.9
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	4	10.4	6	14.7	2	5.3	3	4.1	—	—
Commercial real estate	2	1.9	13	38.8	3	6.4	11	24.0	5	3.9
Commercial and industrial	6	0.6	6	1.1	4	0.8	6	1.4	1	2.8
Total 30 to 59 days past due	98	27.1	128	83.8	125	39.6	130	48.4	137	31.6
60 to 89 days past due:
Residential and consumer	35	5.8	51	8.3	57	10.8	62	11.1	51	7.8
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	—	—	1	1.1	1	1.1	—	—
Commercial real estate	—	—	7	8.4	8	32.0	3	16.4	2	0.7
Commercial and industrial	1	0.3	1	0.6	4	0.9	3	0.4	1	0.8
Total 60 to 89 days past due	36	6.1	59	17.3	70	44.8	69	29.0	54	9.3
Total accruing past due loans	134	$33.2	187	$101.1	195	$84.4	199	$77.4	191	$40.9
Non-accrual:
Residential and consumer	447	$81.0	470	$76.2	478	$79.9	481	$86.1	471	$86.5
Construction	—	—	—	—	—	—	—	—	1	0.2
Multi-family	6	19.0	2	0.5	2	0.5	1	0.2	2	1.2
Commercial real estate	36	75.6	24	8.2	24	9.2	29	8.9	33	11.7
Commercial and industrial	5	1.8	4	2.2	8	4.7	6	2.3	6	0.7
Total non-accrual loans	494	$177.4	500	$87.1	512	$94.3	517	$97.5	513	$100.3
Accruing troubled debt restructured loans	45	$11.7	47	$12.2	42	$9.4	31	$8.8	29	$12.1
Non-accrual loans to total loans		0.89%		0.45%		0.50%		0.53%		0.57%
Allowance for loan losses as a percent of non-accrual loans		129.68%		265.16%		242.24%		229.31%		219.60%
Allowance for loan losses as a percent of total loans		1.16%		1.18%		1.21%		1.22%		1.25%

Balance Sheet Summary

Total assets increased by $1.14 billion, or 4.9%, to $24.32 billion at June 30, 2017 from December 31, 2016. Net loans increased $1.05 billion, or 5.7%, to $19.62 billion at June 30, 2017, and securities increased by $83.6 million, or 2.4%, to $3.50 billion at June 30, 2017 from December 31, 2016.

The detail of the loan portfolio (including PCI loans) is below:

	June 30, 2017	March 31, 2017	December 31, 2016
	(In thousands)
Commercial Loans:
Multi-family loans	$7,926,924	7,795,974	7,459,131
Commercial real estate loans	4,721,285	4,637,427	4,452,300
Commercial and industrial loans	1,467,561	1,374,599	1,275,283
Construction loans	360,377	335,341	314,843
Total commercial loans	14,476,147	14,143,341	13,501,557
Residential mortgage loans	4,757,605	4,750,529	4,711,880
Consumer and other	629,404	611,558	597,265
Total Loans	19,863,156	19,505,428	18,810,702
Premiums on purchased loans and deferred loan fees, net	(11,922)	(13,245)	(12,474)
Allowance for loan losses	(230,028)	(230,912)	(228,373)
Net loans	$19,621,206	19,261,271	18,569,855

During the six months ended June 30, 2017, we originated $814.1 million in multi-family loans, $471.9 million in commercial real estate loans, $328.2 million in commercial and industrial loans, $231.8 million in residential loans, $210.4 million in construction loans and $64.8 million in consumer and other loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $83.4 million during the six months ended June 30, 2017.

The allowance for loan losses increased by $1.7 million to $230.0 million at June 30, 2017 from $228.4 million at December 31, 2016. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending as well as commercial and industrial loans, and the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At June 30, 2017, our allowance for loan losses as a percent of total loans was 1.16%.

Securities increased by $83.6 million, or 2.4%, to $3.50 billion at June 30, 2017 from $3.42 billion at December 31, 2016. This increase was a result of purchases partially offset by paydowns and sales.

Deposits increased by $761.2 million, or 5.0%, from $15.28 billion at December 31, 2016 to $16.04 billion at June 30, 2017. Checking accounts increased $406.0 million to $6.50 billion at June 30, 2017 from $6.09 billion at December 31, 2016. Core deposits (savings, checking and money market) represented approximately 80% of our total deposit portfolio at June 30, 2017.

Borrowed funds increased by $336.1 million, or 7.4%, to $4.88 billion at June 30, 2017 from $4.55 billion at December 31, 2016 to help fund the continued growth of the loan portfolio.

Stockholders’ equity increased by $31.7 million to $3.15 billion at June 30, 2017 from $3.12 billion at December 31, 2016. The increase is primarily attributed to net income of $85.7 million and share-based plan costs of $17.1 million for the six months ended June 30, 2017. These increases were partially offset by cash dividends of $0.16 per share totaling $49.6 million and the repurchase of 1.9 million shares of common stock for $24.6 million during the six months ended June 30, 2017. The Company remains significantly above FDIC “well capitalized” standards, with Tier 1 Leverage Ratio of 11.57% at June 30, 2017.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2017 operates from its corporate headquarters in Short Hills, New Jersey and 154 branches located throughout New Jersey and New York.

Earnings Conference Call July 28, 2017 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Friday, July 28, 2017 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10110420

A telephone replay will be available beginning on July 28, 2017 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on October 28, 2017. The replay number is (877) 344-7529 password 10110420. The conference call will also be simultaneously webcast on the Company’s website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2017	March 31, 2017	December 31, 2016
	(unaudited)	(unaudited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$213,907	165,914	164,178
Securities available-for-sale, at estimated fair value	1,852,394	1,767,260	1,660,433
Securities held-to-maturity, net (estimated fair value of $1,680,533, $1,736,210 and $1,782,801 at June 30, 2017, March 31, 2017 and December 31, 2016, respectively)	1,647,196	1,704,406	1,755,556
Loans receivable, net	19,621,206	19,261,271	18,569,855
Loans held-for-sale	7,034	4,908	38,298
Federal Home Loan Bank stock	245,394	251,805	237,878
Accrued interest receivable	69,577	68,922	65,969
Other real estate owned	4,957	4,801	4,492
Office properties and equipment, net	178,071	179,196	177,417
Net deferred tax asset	217,398	216,183	222,277
Bank owned life insurance	153,784	153,063	161,940
Goodwill and intangible assets	100,648	101,475	101,839
Other assets	4,530	9,469	14,543
Total assets	$24,316,096	23,888,673	23,174,675
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$16,042,045	15,376,023	15,280,833
Borrowed funds	4,882,330	5,093,790	4,546,251
Advance payments by borrowers for taxes and insurance	113,993	127,401	105,851
Other liabilities	122,809	132,967	118,495
Total liabilities	21,161,177	20,730,181	20,051,430
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at June 30, 2017, March 31, 2017 and December 31, 2016; 308,391,300, 310,364,901 and 309,449,388 outstanding at June 30, 2017, March 31, 2017 and December 31, 2016, respectively	3,591	3,591	3,591
Additional paid-in capital	2,770,881	2,763,217	2,765,732
Retained earnings	1,090,467	1,075,909	1,053,750
Treasury stock, at cost; 50,679,552, 48,705,951 and 49,621,464 shares at June 30, 2017, March 31, 2017 and December 31, 2016, respectively	(602,846)	(576,973)	(587,974)
Unallocated common stock held by the employee stock ownership plan	(85,756)	(86,505)	(87,254)
Accumulated other comprehensive loss	(21,418)	(20,747)	(24,600)
Total stockholders’ equity	3,154,919	3,158,492	3,123,245
Total liabilities and stockholders’ equity	$24,316,096	23,888,673	23,174,675

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$192,891	185,961	175,922	378,852	348,755
Securities:
GSE obligations	28	8	9	36	19
Mortgage-backed securities	17,274	16,709	14,830	33,983	29,928
Equity	30	48	47	78	98
Municipal bonds and other debt	2,136	4,068	2,057	6,204	4,009
Interest-bearing deposits	177	107	74	284	177
Federal Home Loan Bank stock	2,972	3,193	2,021	6,165	4,081
Total interest and dividend income	215,508	210,094	194,960	425,602	387,067
Interest expense:
Deposits	25,336	22,184	20,588	47,520	41,313
Borrowed funds	23,116	20,791	17,067	43,907	33,886
Total interest expense	48,452	42,975	37,655	91,427	75,199
Net interest income	167,056	167,119	157,305	334,175	311,868
Provision for loan losses	6,000	4,000	5,000	10,000	10,000
Net interest income after provision for loan losses	161,056	163,119	152,305	324,175	301,868
Non-interest income:
Fees and service charges	4,962	4,928	4,637	9,890	8,817
Income on bank owned life insurance	1,166	725	1,001	1,891	2,261
Gain on loans, net	1,206	992	1,677	2,198	2,115
Gain on securities transactions	48	1,227	1,640	1,275	3,028
Gain (loss) on sales of other real estate owned, net	251	174	131	425	(102)
Other income	1,687	1,657	2,383	3,344	4,058
Total non-interest income	9,320	9,703	11,469	19,023	20,177
Non-interest expense:
Compensation and fringe benefits	53,881	57,274	53,607	111,155	105,424
Advertising and promotional expense	4,516	2,085	2,451	6,601	4,145
Office occupancy and equipment expense	14,333	14,847	13,703	29,180	27,513
Federal insurance premiums	3,900	3,710	2,800	7,610	5,200
General and administrative	842	734	949	1,576	1,766
Professional fees	14,580	7,421	4,807	22,001	8,820
Data processing and communication	5,914	5,860	4,962	11,774	10,523
Other operating expenses	8,302	7,627	7,730	15,929	14,764
Total non-interest expenses	106,268	99,558	91,009	205,826	178,155
Income before income tax expense	64,108	73,264	72,765	137,372	143,890
Income tax expense	24,475	27,244	27,625	51,719	54,080
Net income	$39,633	46,020	45,140	85,653	89,810
Basic earnings per share	$0.14	0.16	0.15	0.29	0.30
Diluted earnings per share	$0.14	0.16	0.15	0.29	0.29

Basic weighted average shares outstanding	291,127,119	291,185,408	298,417,609	291,156,097	303,816,849
Diluted weighted average shares outstanding	293,130,285	293,407,422	301,952,396	293,264,007	307,512,521

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$162,787	177	0.43%	$144,142	107	0.30%	$136,718	74	0.22%
Securities available-for-sale	1,798,763	8,989	2.00%	1,721,518	8,296	1.93%	1,300,953	5,955	1.83%
Securities held-to-maturity	1,672,517	10,479	2.51%	1,724,751	12,537	2.91%	1,876,567	10,988	2.34%
Net loans	19,407,939	192,891	3.98%	18,825,615	185,961	3.95%	17,173,249	175,922	4.10%
Federal Home Loan Bank stock	259,497	2,972	4.58%	241,156	3,193	5.30%	196,130	2,021	4.12%
Total interest-earning assets	23,301,503	215,508	3.70%	22,657,182	210,094	3.71%	20,683,617	194,960	3.77%
Non-interest earning assets	761,432			755,164			767,991
Total assets	$24,062,935			$23,412,346			$21,451,608

Interest-bearing liabilities:
Savings	$2,120,219	2,045	0.39%	$2,106,087	1,834	0.35%	$2,076,058	1,513	0.29%
Interest-bearing checking	4,266,755	8,346	0.78%	4,104,085	6,483	0.63%	3,146,805	3,612	0.46%
Money market accounts	4,175,137	8,104	0.78%	4,179,321	7,190	0.69%	3,805,237	6,045	0.64%
Certificates of deposit	2,887,454	6,841	0.95%	2,885,079	6,677	0.93%	3,376,342	9,418	1.12%
Total interest-bearing deposits	13,449,565	25,336	0.75%	13,274,572	22,184	0.67%	12,404,442	20,588	0.66%
Borrowed funds	4,980,705	23,116	1.86%	4,619,618	20,791	1.80%	3,608,637	17,067	1.89%
Total interest-bearing liabilities	18,430,270	48,452	1.05%	17,894,190	42,975	0.96%	16,013,079	37,655	0.94%
Non-interest-bearing liabilities	2,458,208			2,365,481			2,260,876
Total liabilities	20,888,478			20,259,671			18,273,955
Stockholders’ equity	3,174,457			3,152,675			3,177,653
Total liabilities and stockholders’ equity	$24,062,935			$23,412,346			$21,451,608

Net interest income		$167,056			$167,119			$157,305

Net interest rate spread			2.65%			2.75%			2.83%

Net interest earning assets	$4,871,233			$4,762,992			$4,670,538

Net interest margin			2.87%			2.95%			3.04%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26	X		1.27	X		1.29	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For the Six Months Ended
	June 30, 2017			June 30, 2016
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$153,516	284	0.37%	$147,297	177	0.24%
Securities available-for-sale	1,760,354	17,285	1.96%	1,296,045	12,035	1.86%
Securities held-to-maturity	1,698,489	23,016	2.71%	1,877,058	22,019	2.35%
Net loans	19,118,385	378,852	3.96%	16,971,190	348,755	4.11%
Federal Home Loan Bank stock	250,377	6,165	4.92%	188,427	4,081	4.33%
Total interest-earning assets	22,981,121	425,602	3.70%	20,480,017	387,067	3.78%
Non-interest earning assets	758,317			772,010
Total assets	$23,739,438			$21,252,027

Interest-bearing liabilities:
Savings	$2,113,192	3,879	0.37%	$2,097,623	3,107	0.30%
Interest-bearing checking	4,185,870	14,829	0.71%	3,073,428	6,747	0.44%
Money market accounts	4,177,217	15,294	0.73%	3,815,996	12,279	0.64%
Certificates of deposit	2,886,273	13,518	0.94%	3,384,758	19,180	1.13%
Total interest bearing deposits	13,362,552	47,520	0.71%	12,371,805	41,313	0.67%
Borrowed funds	4,801,159	43,907	1.83%	3,461,600	33,886	1.96%
Total interest-bearing liabilities	18,163,711	91,427	1.01%	15,833,405	75,199	0.95%
Non-interest bearing liabilities	2,412,101			2,193,148
Total liabilities	20,575,812			18,026,553
Stockholders’ equity	3,163,626			3,225,474
Total liabilities and stockholders’ equity	$23,739,438			$21,252,027

Net interest income		$334,175			$311,868

Net interest rate spread			2.70%			2.83%

Net interest earning assets	$4,817,410			$4,646,612

Net interest margin			2.91%			3.05%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27	X		1.29	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended			For the Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Return on average assets (1)	0.66%	0.79%	0.84%	0.72%	0.85%
Return on average equity (1)	4.99%	5.84%	5.68%	5.41%	5.57%
Return on average tangible equity (1)	5.16%	6.03%	5.88%	5.59%	5.76%
Interest rate spread	2.65%	2.75%	2.83%	2.70%	2.83%
Net interest margin	2.87%	2.95%	3.04%	2.91%	3.05%
Efficiency ratio	60.25%	56.30%	53.92%	58.27%	53.65%
Non-interest expense to average total assets	1.77%	1.70%	1.70%	1.73%	1.68%
Average interest-earning assets to average interest-bearing liabilities	1.26	1.27	1.29	1.27	1.29

(1) June 30, 2016 ratios have been revised to reflect the impact of the Company’s adoption of ASU No. 2016-09 in December 2016.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

		June 30, 2017	March 31, 2017	December 31, 2016

Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.80%	0.44%	0.47%
Non-performing loans as a percent of total loans		0.95%	0.51%	0.55%
Allowance for loan losses as a percent of non-accrual loans		129.68%	265.16%	242.24%
Allowance for loan losses as a percent of total loans		1.16%	1.18%	1.21%

Capital Ratios:
Tier 1 Leverage Ratio (1)		11.57%	11.94%	12.03%
Common equity tier 1 risk-based (1)		14.16%	14.54%	14.75%
Tier 1 Risk-Based Capital (1)		14.16%	14.54%	14.75%
Total Risk-Based Capital (1)		15.33%	15.75%	15.99%
Equity to total assets (period end)		12.97%	13.22%	13.48%
Average equity to average assets		13.19%	13.47%	13.69%
Tangible capital (to tangible assets) (2)		12.61%	12.85%	13.10%
Book value per common share (2)		$10.66	$10.61	$10.53
Tangible book value per common share (2)		$10.32	$10.27	$10.18

Other Data:
Number of full service offices		154	152	151
Full time equivalent employees		1,943	1,885	1,829

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non GAAP Reconciliation.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	At the period ended
	June 30, 2017	March 31, 2017	December 31, 2016

Total stockholders’ equity	$3,154,919	3,158,492	3,123,245
Goodwill and intangible assets	100,648	101,475	101,839
Tangible stockholders’ equity	$3,054,271	3,057,017	3,021,406

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852	359,070,852
Treasury shares	(50,679,552)	(48,705,951)	(49,621,464)
Shares outstanding	308,391,300	310,364,901	309,449,388
Unallocated ESOP shares	(12,552,998)	(12,671,423)	(12,789,847)
Book value shares	295,838,302	297,693,478	296,659,541

Book Value Per Share	$10.66	$10.61	$10.53

Tangible Book Value per Share	$10.32	$10.27	$10.18